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                                                             Exhibit 10.11(5)(6)

                                 PROMISSORY NOTE

$210,000                                                           San Jose, CA
                                                              December 28, 1995

FOR VALUE RECEIVED, October 7, 1993, the undersigned DAN McCRANIE promises to pay to the order of CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation (the Company) the principal sum of Two Hundred and Ten Thousand Dollars ($210,000) on or before October 7, 1998. This note bears interest at the rate of four percent (4%) per annum.

The entire principal and interest due pursuant to this note shall be due and payable in a lump sum on October 7, 1998, the fifth anniversary of this Note. Subject to continuing employment with the Company, principal and interest on this Note shall be forgiven October 7, 1998. If Mr. McCranie voluntarily terminates his employment with the Company, the full amount of the note plus accumulated interest shall be repaid to the Company within one year from termination date. If employment is involuntarily terminated for reasons other than gross negligence or malfeasance, the full principal and interest amounts shall be forgiven. This note may be prepaid at any time without penalty.

If an action is instituted for collection of this Note, the undersigned agrees to pay court costs and reasonable attorney's fees incurred by the holder thereof.

This Promissory Note supersedes the Promissory Note dated October 7, 1993.




/s/ DAN MCCRANIE
- ----------------------------------
Dan McCranie